UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                               (Amendment No. )

                            NovaGold Resources Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Shares, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   66987E206
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2009
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [x]   Rule 13d-1(b)

            [_]   Rule 13d-1(c)

            [_]   Rule 13d-1(d)

----------

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 66987E206
          ---------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Sun Valley Gold LLC

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

      0

6.    SHARED VOTING POWER

      11,915,408

7.    SOLE DISPOSITIVE POWER

      0

8.    SHARED DISPOSITIVE POWER

      11,915,408

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      11,915,408

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.1%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IA

CUSIP No. 66987E206
          ---------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Peter F. Palmedo

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

      0

6.    SHARED VOTING POWER

      11,915,408

7.    SOLE DISPOSITIVE POWER

      0

8.    SHARED DISPOSITIVE POWER

      11,915,408

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      11,915,408

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.1%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN

CUSIP No. 66987E206
          ---------

Item 1(a). Name of Issuer:

            NovaGold Resources Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            Suite 2300, 200 Granville Street
            Vancouver, British Columbia, Canada, V6C 1S4
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Sun Valley Gold LLC
            Peter Palmedo
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            620 Sun Valley Road
            P.O. Box 2759
            Sun Valley, ID 83353
            --------------------------------------------------------------------

      (c).  Citizenship:

            Sun Valley Gold LLC - Delaware
            Peter Palmedo - United States of America
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common shares, no par value
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            66987E206
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

      (a)   [_]   Broker or dealer registered under Section 15 of the Exchange
                  Act (15 U.S.C. 78c).

      (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act (15
                  U.S.C. 78c).

      (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act (15 U.S.C. 78c).

      (d)   [_]   Investment company registered under Section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)   [X]   An investment adviser in accordance with
                  s.240.13d-1(b)(1)(ii)(E);

      (f)   [_]   An employee benefit plan or endowment fund in accordance with
                  s.240.13d-1(b)(1)(ii)(F);

      (g)   [_]   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   [_]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C.1813);

      (i)   [_]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   [_]   Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            Sun Valley Gold LLC - 11,915,408
            Peter Palmedo - 11,915,408
            --------------------------------------------------------------------

      (b)   Percent of class:

            Sun Valley Gold LLC - 6.1%
            Peter Palmedo - 6.1%
            --------------------------------------------------------------------

      (c)   Number of shares as to which the person has:

            Sun Valley Gold LLC

            (i)   Sole power to vote or to direct the vote                  0
                                                         ----------------------,

            (ii)  Shared power to vote or to direct the vote       11,915,408
                                                         ----------------------,

            (iii) Sole power to dispose or to direct the
                  disposition of                                            0
                                                         ----------------------,

            (iv)  Shared power to dispose or to direct the
                  disposition of                                   11,915,408
                                                         ----------------------.

            Peter F. Palmedo

            (i)   Sole power to vote or to direct the vote                  0
                                                         ----------------------,

            (ii)  Shared power to vote or to direct the vote       11,915,408
                                                         ----------------------,

            (iii) Sole power to dispose or to direct the
                  disposition of                                            0
                                                         ----------------------,

            (iv)  Shared power to dispose or to direct the
                  disposition of                                   11,915,408
                                                         ----------------------.

Item 5.     Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

            N/A
            --------------------------------------------------------------------

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

            N/A
            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            N/A
            --------------------------------------------------------------------

Item 8.     Identification and Classification of Members of the Group.

            N/A
            --------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

            N/A
            --------------------------------------------------------------------

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 12, 2010
                                        ----------------------------------------
                                                        (Date)


                                          Sun Valley Gold LLC**

                                          By:  /s/ Peter F. Palmedo
                                               --------------------
                                               Peter F. Palmedo
                                               Managing Member

                                          /s/ Peter F. Palmedo**
                                          ----------------------
                                          Peter F. Palmedo

**The reporting persons hereby disclaim beneficial ownership over the shares reported on this 13G, except to the extent of their pecuniary interest therein.

                                                                       Exhibit A

                                   AGREEMENT

            The undersigned agree that this Schedule 13G dated February 12, 2010 relating to the Common Shares, no par value of NovaGold Resources Inc. shall be filed on behalf of the undersigned.

                                          Sun Valley Gold LLC

                                          By:  /s/ Peter F. Palmedo
                                               --------------------
                                               Peter F. Palmedo
                                               Managing Member

                                          /s/ Peter F. Palmedo
                                          --------------------
                                          Peter F. Palmedo

SK 00964 0003 1066869